EXHIBIT 99.1

Imprimis Pharmaceuticals Announces First Quarter 2015 Financial Results

and Provides Business Update

Management will host conference call today at 4:30 p.m. EDT (1:30 p.m. PDT)

San Diego, CA – May 13, 2015 -- Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a pharmaceutical company focused on the development and commercialization of proprietary compounded drug formulations, today announced its financial results for the first quarter 2015 ended March 31, 2015. Management will discuss the financial results and recent business developments on a conference call this afternoon.

Key First Quarter 2015 Accomplishments and Recent Developments

●	Revenue of approximately $1.6 million during the first quarter of 2015, compared to $2,000 during the first quarter of 2014;

●	Adjusted EBITDA of approximately $(2.3) million during the first quarter of 2015, compared to $(1.6) million during the first quarter of 2014;

●	Completed the acquisition of Park Compounding, a compounding pharmacy based in Irvine, California. The acquisition expanded Imprimis’ distribution capabilities, which now includes an aggregate of 42 states, including California;

●	Commenced construction efforts of an 8,600 square foot leased facility in Roxbury, New Jersey. Once completed, this facility is expected to serve as a new location for the company’s New Jersey-based pharmacy and include a separate outsourcing facility intended to comply with cGMP manufacturing standards and Section 503B of the U.S. Food, Drug, and Cosmetic Act;

●	Launched the company’s combination drop therapy topical eye drop formulations and corresponding LessDrops™ education campaign at the American Society of Cataract and Refractive Surgery annual meeting in San Diego, California in April 2015;

●	Over 300 physicians have started prescribing the company’s Dropless Therapy™ injectables;

●	Launched the company’s urology business and began dispensing prescriptions for its Hep-Lido-A (HLA) compounded formulation for interstitial cystitis (IC), the cornerstone of its urology business. Also introduced the company’s new Tri-Mix lyophilized compounded formulations for the treatment of erectile dysfunction (ED). The company is exhibiting its proprietary compounded formulations and introducing both the Defeat IC™ and ED Free™ educational campaigns at the upcoming American Urological Association Annual Meeting, the largest meeting of urologists in the world, May 16-18, 2015, in New Orleans;

●	Entered into term loan agreement with an affiliate of Life Sciences Alternative Funding LLC (LSAF) for up to a $15 million in proceeds. LSAF has provided the company with $10 million to date and may provide up to an additional $5 million on or before May 11, 2016, at the company’s option and subject to the company’s satisfaction of certain revenue milestones prior to May 11, 2016.

Mark L. Baum, Chief Executive Officer of Imprimis, stated, “This quarter was a record quarter for the company as we continued to grow our commercialization efforts and invest in the growth of our key programs. Compared to the prior year, we saw top-line expansion and we expect this positive trend to continue as we execute our compounded pharmaceutical development and commercialization business model. Our Dropless Therapy™ formulation sales increased, during first quarter 2015 and we dispensed approximately 14,800 units. We expect sales to continue to increase moving forward as our customer base grows. We look forward to leveraging the proceeds of our recent loan agreement to further our commercialization and distribution efforts as we move into the latter part of this year and into 2016. With our ophthalmology and urology commercial platforms now in place, once we complete our production infrastructure we believe we will be well-positioned for sustained growth and future profitability.”

Financial Summary

Selected highlights regarding operating results for the first quarter ended March 31, 2015 and the same period in 2014 are as follows (in thousands, expect per share data):

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
Total Revenues	$1,563	$2
Cost of Sales	1,007	-
Selling & Marketing Expenses	1,012	382
General & Administrative Expenses	2,480	1,895
Research & Development Expenses	181	60
Other Income, net	24	10
Net Loss	$(3,093)	$(2,325)
Net Loss per Common Share	$(0.33)	$(0.26)

Adjusted EBITDA

In addition to the company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results, provides a more complete understanding of the company’s results of operations and the factors and trends affecting its business. Management believes adjusted EBITDA provides meaningful supplemental information regarding the company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the company’s core operating performance and that may obscure trends in the company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the company’s results. However, adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the company’s competitors.

The company defines adjusted EBITDA as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and, if any and when specified, other non-recurring income or expense items. The company believes that the most directly comparable GAAP financial measure to adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of adjusted EBITDA to the most comparable GAAP measure, net loss, for the three months ended March 31, 2015 and 2014 (in thousands):

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
Net Loss	$(3,093)	$(2,325)
Stock-based compensation	658	688
Depreciation	44	3
Amortization	82	-
Interest (income) expense, net	7	(10)
Other income	(31)	-
Adjusted EBITDA	$(2,333)	$(1,644)

First Quarter 2015 Financial Results Webcast and Conference Call

The company will hold a conference call and audio-only webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference call and webcast will be open to all listeners and a question and answer session will follow the prepared remarks. To participate in this event, dial 877-407-8035 domestically, or 201-689-8035 internationally, approximately 5 to 10 minutes prior to the start of the call. Additionally, you can listen to the event online at http://www.investorcalendar.com/event/173998, as well as at the company’s website at www.imprimispharma.com. If you are unable to participate during the live webcast, the event archive will be available at http://www.investorcalendar.com/event/173998 or at the company’s website at www.imprimispharma.com. You may access the teleconference replay by dialing 877-660-6853 domestically or 201-612-7415 internationally, referencing conference 13609032. The replay will be available until June 13, 2015.

IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a pharmaceutical company dedicated to delivering high quality and innovative medicines to physicians and patients at accessible prices. Imprimis’ business is focused on its proprietary ophthalmology and urology drug formulations. The company’s pioneering ophthalmology formulation portfolio is disrupting the multi-billion dollar eye drop market, addressing patient compliance issues and providing other medical and economic benefits to patients. Imprimis recently launched its urology business, which includes a patented formulation to address patients suffering from interstitial cystitis. For more information about Imprimis, please visit the company’s corporate website at www.ImprimisPharma.com; ophthalmology business websites at www.GoDropless.com and www.LessDrops.com; and urology business website at www.DefeatIC.com.

SAFE HARBOR

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered forward looking statements, including statements regarding, among other things, development and growth of our pharmacy operations, including integration of recently acquired pharmacies, the proposed opening of an outsourcing facility in 2015 and compliance with applicable governmental standards; development and commercialization of the company’s currently available and potential new proprietary compounded formulations; the market potential for Imprimis’ ophthalmology and urology formulations and the company’s ability to capture a significant share of these markets; plans to expand the company’s ophthalmology and urology business units and the success of any such expansion, including the launch of new formulations and any anticipated growth in the sales of or the customer base for these formulations; the success of the company’s compounding pharmacy commercialization model; the company’s anticipated use of proceeds received under its loan agreement and its potential to receive additional proceeds under the loan agreement; and the company’s projections regarding its future operating results, including expectations regarding future revenue growth and any potential to achieve profitability. Forward looking statements are based on management’s current views, expectations and assumptions and therefore are not guaranties of future performance and are subject to risks and uncertainties that may cause actual results to differ materially and adversely from those predicted by the forward looking statements. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing, and patient interest in using, compounded formulations generally and the company’s proprietary formulations; risks related to its compounding pharmacy operations, including its ability to develop and open an outsourcing facility and maintain compliance with applicable state and federal laws and regulations; its ability to obtain third-party payor reimbursement for any of its proprietary formulations; its ability to enter into other strategic alliances, including arrangements with investors and with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential markets for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry generally; competition; and market conditions. As a result of these risks and uncertainties, undue reliance should not be placed on forward looking statements. The limited information contained in this press release is not adequate for making an informed investment judgment about the company, and you are encouraged to read Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, which more fully describe the company and its business and the risks and uncertainties that may impact future performance. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Forward looking statements speak only as of the date they are made and except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

All Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws governing compounded drug formulations.

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Source: Imprimis Pharmaceuticals, Inc.

Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858.704.4587

Media Contact

Deb Holliday

deb@pascalecommunications.com

412.877.4519